Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Coupa Software Incorporated
(Exact name of Registrant as Specified in its Charter)

Type 1—Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2016 Equity Incentive Plan	Other (2)	3,753,006 (4)	$70.67 (2)	$265,224,934.02	0.0000927	$24,586.35
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2016 Employee Stock Purchase Plan	Other (3)	750,601 (5)	$60.07 (3)	$45,088,602.07	0.0000927	$4,179.71
Total Offering Amounts			4,503,607		$310,313,536.09	0.0000927	$28,766.06
Total Fee Offsets (6)							—
Net Fee Due							$28,766.06
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(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market LLC on March 15, 2022.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market LLC on March 15, 2022, multiplied by 85%.
(4)Represents shares of common stock that were automatically added to the shares reserved for issuance under the Coupa Software Incorporated 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”) on February 1, 2022 pursuant to an “evergreen” provision contained in the 2016 Equity Incentive Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2016 Equity Incentive Plan automatically increases on the first business day of each fiscal year of the Registrant during the term of the 2016 Equity Incentive Plan by a number equal to the lesser of (a) 5% of the total number of shares of common stock actually issued and outstanding on the last day of the prior fiscal year or (b) a number determined by the Registrant’s board of directors.
(5)Represents shares of common stock that were automatically added to the shares reserved for issuance under the Coupa Software Incorporated 2016 Employee Stock Purchase Plan (the “2016 ESPP”) on February 1, 2022 pursuant to an “evergreen” provision contained in the 2016 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2016 ESPP automatically increases on the first business day of each fiscal year of the Registrant during the term of the 2016 ESPP, by a number equal to the least of (a) 1% of the total number of shares of common stock actually issued and outstanding on the last business day of the prior fiscal year, (b) 1,250,000 shares, or (c) a number determined by the Registrant’s board of directors.
(6)The Registrant does not have any fee offsets.